News Release 135
August 15, 2012
Liberty Star Uranium & Metals
Corp.
LBSR: OTCQB LBVN: Frankfurt
http://www.LibertyStarUranium.com

FOR IMMEDIATE
RELEASE

Liberty Star Finds Copper, Zinc, Moly, Lead, Silver in Big Chunk Alaska Core Hole #1003, Plans Targeted New Core Holes

TUCSON, Arizona–Aug 15–Liberty Star Uranium & Metals Corp. (“Liberty Star” or the “Company”) (LBSR: OTCQB) is pleased to announce that the Liberty Star Geology Team has discovered copper, zinc, molybdenum (moly), silver and lead in core hole 1003 collected in 2005 (see SRK Report) on the company’s Big Chunk Super Project (“BCSP”), South Block.

During a review of core logs from the 2005 White Sox drilling campaign and recently enhanced ZTEM data (NR 128) Chief Geologist James Briscoe and Technical Advisory Board Member Dr. Erik Murdock discovered that diamond core hole 1003 showed characteristic copper and molybdenum as the minerals chalcopyrite and molybdenite, as well as lead, zinc and silver. The hole was stopped prematurely in increasing values of these metals at a depth of 206.4 meters (681 feet). Although of low grade, this suite of metals is characteristic of the outermost zone of the porphyry copper core zone as described in the Lowell – Guilbert porphyry copper model, co-developed by Liberty Star Director, John Guilbert. Murdock and Briscoe are using profiles through the ZTEM 3D model to determine where the characteristic low sulfide copper bearing center and high pyrite surrounding zones are with this drill hole as a control model. A porphyry copper-like target about 6 km (3.6 miles) north, about 2.5 km (1.5 miles) in diameter at a depth slice of 500 meters has ZTEM characteristics similar to but much more pronounced than hole 1003. A carefully positioned drill hole is planned which targets a depth of about 700 meters (2,310 feet). It will pass through a moderate pyritic layer and then into what appears like a porphyry center. Various logging tools (NR 133) will be used to let the geologist determine characteristics of the hole, including a hand held analyzer to give metal values, as the core penetrates to targeted depth.

Twelve target areas have been defined by ZTEM, airborne magnetics, geology and geochemistry in the Big Chunk S Block. Some 81 potential drill sites targeting various anomalies or types of anomalies have been chosen. Not all of these can be drilled during this phase, but alternative sites give the Company freedom to move to the next best site. Approximately 10,000 feet of drilling is planned depending on drill penetration rates and other factors. Early holes will be used to more precisely target later holes both as to exact location and depth. This is possible because of precise geologic drill logs including X-ray on site assay results and other types of on-site analysis. These data will be transmitted via the Internet to Tucson where various experts will collaborate with the onsite geology team to more precisely plan succeeding holes.

The Company also reports that the Alaska Department of Natural Resources has issued a drilling permit effective immediately, for diamond core drilling on Big Chunk south block targets. The drill rig will be positioned soon and drilling will start shortly.

“James A. Briscoe” James A. Briscoe, Professional Geologist, AZ CA
CEO/Chief Geologist
Liberty Star Uranium & Metals Corp.

Forward-Looking Statements

Statements in this news release that are not historical are forward-looking statements. Forward-looking statements in this news release include our drilling plans, that drilling targets can be precisely placed, that a drill rig will be positioned soon, that drilling will be started shortly; and that analysis would conclude that a porphyry copper system is present. Factors which may delay or prevent these forward-looking statements from being realized include: the failure of our exploration program to identify targets; we may not be able to raise sufficient funds to complete our intended exploration, keep our properties or carry on operations; and an inability to continue exploration due to weather, logistical problems, labor or equipment problems or hazards even if funds are available. Despite encouraging data there may be no commercially exploitable mineralization on our properties. Readers should refer to the risk disclosures in the Company’s recent 10-K and the Company’s other periodic reports filed from time to time with the Securities and Exchange Commission.

Contact:

Liberty Star Uranium & Metals Corp.
Tracy Myers, 520-425-1433
Investor Relations
http://www.LibertyStarUranium.com
info@LibertyStarUranium.com
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